ROPES & GRAY LLP PRUDENTIAL TOWER 800 BOYLSTON STREET BOSTON, MA 02199-3600 WWW.ROPESGRAY.COM

June 11, 2014

Novavax, Inc.

20 Firstfield Road,

Gaithersburg, Maryland, 20878

Re:	Registration Statement on Form S-3 (Registration No. 333-193549)

Ladies and Gentlemen:

We have acted as counsel to Novavax, Inc., a Delaware corporation (the “Company”) in connection with the issuance and sale of 28,750,000 shares of the common stock, $0.01 par value (the “Shares”), including the additional 3,750,000 shares the underwriters have the option to purchase under the Underwriting Agreement (as defined below), of the Company pursuant to the above-referenced registration statement (as amended through the date hereof, the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Securities Act”). The Shares are being sold pursuant to an underwriting agreement, dated the date hereof (the “Underwriting Agreement”), among the Company and the underwriters named therein.

In connection with this opinion letter, we have examined such certificates, documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein. In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Company, public officials and other appropriate persons.

The opinions expressed below are limited to the General Corporation Law of the State of Delaware.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and delivered pursuant to the Underwriting Agreement against payment of the consideration set forth therein, will be validly issued, fully paid and non-assessable.

We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the caption “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Sections 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP